UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2010

GENEREX BIOTECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

33 Harbour Square, Suite 202, Toronto, Ontario Canada		M5J 2G2

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 11, 2010, Generex Biotechnology Corporation (“Generex”) announced that it had entered into a Limited Liability Company Ownership Interest Purchase Agreement dated as of October 8, 2010 (the “Purchase Agreement”) with Global Medical Direct, LLC, a Kansas limited liability company (“GMD”), and all of the members of GMD, pursuant to which Generex will acquire fifty-one percent (51%) the issued and outstanding equity interests of GMD.

Pursuant to the terms of the Purchase Agreement, Generex has agreed to pay to the members of GMD an aggregate amount of (i) $20,000,000 in cash and (ii) $5,000,000 payable in shares of restricted common stock of Generex, calculated based on the value weighted average closing prices per share of Generex common stock on the then principal trading market for each of the last 20 trading days prior to the closing date, subject to the terms and conditions of the Purchase Agreement.  The issuance of shares as consideration under the Purchase Agreement shall not exceed 19.99% of all of the issued and outstanding shares of Generex common stock as of the closing date.  To the extent that the application of the 19.99% cap results in a shortfall, Generex will issue unsecured promissory notes in the amount of the shortfall, which notes will be due and payable three months from the closing date and will bear interest at the rate of five percent per annum.

The Purchase Agreement contains customary representations and warranties of the parties which generally survive the closing for 18 months and customary indemnification provisions. Two million dollars ($2,000,000.00) of the purchase price will be delivered into an indemnification escrow and will be available to compensate Generex for damages in the event of breaches of representations and warranties and for other indemnification obligations of certain of the members of GMD.

The transaction was approved by a special committee of the Board of Directors of Generex on October 4, 2010.  The consummation of the transactions contemplated by the Purchase Agreement is subject to the satisfaction or waiver of closing conditions, including Generex having secured the acquisition financing, the parties agreeing upon the amended terms of the Operating Agreement for GMD, the parties entering into a registration rights agreement with respect to the registration of the shares of Generex common stock issued as consideration, and other customary closing conditions.  The transaction is expected to close in January, 2011.

The Purchase Agreement contains certain termination rights of the parties, including the right of any party to terminate the Purchase Agreement if the parties cannot reach agreement on employment and consulting agreements and the amendment of the Operating Agreement of GMD and if the closing has not occurred by January 31, 2011 or such later date as the parties may agree upon.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified by reference to the Purchase Agreement, which is attached to this report as Exhibit 10.1. A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing and the date of such. The risks and uncertainties involved include Generex’s ability to secure the necessary acquisition financing or satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in Generex’s periodic filings with the Securities and Exchange Commission.  . Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Limited Liability Company Ownership Interest Purchase Agreement by and between Generex Biotechnology Corporation, Global Medical Direct, LLC and Joseph Corso, Jr., Robert S. Shea and Mark Franz

99.1	Press release issued by Generex Biotechnology Corporation dated October 11, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: October 11, 2010	/s/ Rose C. Perri
Rose C. Perri Chief Operating Officer

/s/ John P. Barratt
John P. Barratt
Chairman

Exhibit Index

Exhibit Number	Description

10.1	Limited Liability Company Ownership Interest Purchase Agreement by and between Generex Biotechnology Corporation, Global Medical Direct, LLC and Joseph Corso, Jr., Robert S. Shea and Mark Franz

99.1	Press release issued by Generex Biotechnology Corporation dated October 11, 2010